Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”), is made and entered into as of December 1, 2020, by and between Bangchak Corporation Public Company Limited (“Bangchak”) and BCP Innovation Pte. Ltd. (“BCPI” and together with Bangchak, the “Parties”).

The Parties hereby acknowledge and agree that the Statement on Schedule 13G to which this Agreement is attached as an exhibit (the “Statement”), relating to the Common Shares, no par value, of Lithium Americas Corp., is filed with the Securities and Exchange Commission pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, on behalf of each of the Parties and that any subsequent amendments to the Statement shall be filed on behalf of each of the Parties without the necessity of filing additional joint filing agreements. Each Party acknowledges that it shall be responsible for the timely filing of any such amendments and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness or accuracy of the information concerning the other Party, except to the extent it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of the date first set forth above.

BANGCHAK CORPORATION PUBLIC COMPANY LIMITED

/s/ Surachai Kositsareewong
Mr. Surachai Kositsareewong
Senior Executive Vice President Accounting and Finance

BCP INNOVATION PTE. LTD.

/s/ Surachai Kositsareewong	/s/ Pakawadee Junrayapes
Mr. Surachai Kositsareewong	Ms. Pakawadee Junrayapes
Director	Director